STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 11th day of October, 1996 by and among DELSENER/SLATER ENTERPRISES, LTD., a New York corporation, BEACH CONCERTS, INC., a New York corporation, CONNECTICUT CONCERTS, INCORPORATED, a Connecticut corporation, BROADWAY CONCERTS, INC., a New York corporation, ARDEE PRODUCTIONS, LTD., a New York corporation, ARDEE FESTIVALS NJ, INC., a New Jersey corporation, IN-HOUSE TICKETS, INC., a New York corporation, EXIT 116 REVISITED, INC., a New Jersey corporation and DUMB DEAL, INC., a New York corporation (collectively, the "Companies"); RON DELSENER, an individual residing at 1 Gracie Square, Penthouse, New York, New York 10028 (the "Seller"); MITCH SLATER, an individual residing at 18 Circle Road, Scarsdale, New York 10583 ("Slater") and SFX BROADCASTING, INC., a Delaware corporation having its principal place of business in New York, New York (the "Buyer"):

         WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding shares of stock (the "Shares") of the Companies; and

         WHEREAS, the Companies conduct all of the activities of the Seller and Slater in the concert promotion, event production, artist management, artist development, ticket distribution, corporate sponsorship, venue operation, concessionaire, parking, security and all similar businesses (the "Business"); and

         WHEREAS, the Seller and Slater do not receive any income related to the Business from any source other than the Companies; and

         WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the issued and outstanding Shares of the Companies;

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         WHEREAS, the parties intend for the Buyer to assign its rights and benefits (but not its obligations) hereunder to its wholly owned subsidiary, Delsener/Slater Enterprises, Inc., a Delaware corporation (the "Buyer's Sub");

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

         1.1 Purchase and Sale of Shares of the Companies. On the Closing Date (as defined in SECTION 3.1), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Shares for the Purchase Price (as defined in SECTION 2.1) specified herein. At the Closing (as defined in SECTION 3.1), the Seller shall deliver to the Buyer certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by the Seller pursuant hereto duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and the Buyer shall deliver the Purchase Price in accordance with ARTICLE 2 below. In the event that it is determined, at any time prior to or after the Closing, that any assets related to the Business or any contractual relationships related to the Business are owned or are in the name of any person or corporation other than the Companies, this Agreement shall, at the sole and exclusive option of the Buyer, be deemed an agreement to acquire such other corporations, assets or contracts without any additional consideration therefor.

                                   ARTICLE 2
                                 CONSIDERATION

         2.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the Shares shall be the sum of Twenty-Three Million, Nine Hundred Fifty-Two Thousand and Five Hundred Dollars ($23,952,500). The parties hereto agree to file their respective tax returns consistent with

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this Section with such amendments thereto as either party shall be directed by the Internal Revenue Service to submit.

         2.2  Payment. The Purchase Price shall be paid as follows:

              2.2.1 At the Closing, the Buyer shall pay to the Seller the sum of Nineteen Million, Nine Hundred Fifty-Two Thousand and Five Hundred Dollars ($19,952,500) (the "Fixed Payment"), in partial payment for the Shares.

              2.2.2 In addition to the Fixed Payment, the Buyer shall pay to the Seller the aggregate sum of Three Million Dollars ($3,000,000), without interest, in 20 equal quarterly installments over a five (5) year period commencing on January 1, 1997 (and on the first day of each subsequent quarter until paid in full) in partial payment for the Shares. Notwithstanding the foregoing, if at any time prior to January 1, 2002 there shall occur an Acceleration Event (as defined below), then upon the occurrence of such Acceleration Event all amounts due but not yet paid or payable pursuant to this Section shall be immediately remitted to Seller at such time.

              2.2.3 In addition to the Fixed Payment, the Buyer shall pay to the Seller the aggregate sum of One Million Dollars ($1,000,000), without interest, in 40 equal quarterly installments over a ten (10) year period commencing on January 1, 1997 in partial payment for the Shares. Notwithstanding the foregoing, if at any time prior to January 1, 2002 there shall occur an Acceleration Event (as defined below), then upon the occurrence of such Acceleration Event all amounts due but not yet paid or payable pursuant to this Section shall be immediately remitted to Seller at such time. The deferred Purchase Price payments set forth in this SECTION 2.2.3 and in
SECTION 2.2.2 are referred to herein as the "Deferred Purchase Price
Payments."

         2.3 Escrow Account. On the date hereof, the Buyer shall deposit an irrevocable stand-by letter of credit with a face amount of Two Million Dollars ($2,000,000) into an escrow account (the "Escrow Account") with The Chase Manhattan Bank, to be held in escrow in accordance with the

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terms of the escrow agreement dated as of the date hereof among the Buyer, the
Seller and the escrow agent, a copy of which is attached as EXHIBIT A hereto. After payment of the Fixed Payment by the Buyer at the Closing in accordance with ARTICLE 2 hereof, the Escrow Deposit shall be returned to the Buyer.

         2.4  [RESERVED]

         2.5 Slater Payments. (a) The Buyer hereby agrees pay: (i) to Slater the portions of the Deferred Purchase Price Payments identified on EXHIBIT B hereto as being payable to Slater and (ii) to withhold from such portions of the Deferred Purchase Price Payments to be so paid to Slater all applicable withholding taxes, such taxes, along with any employer payroll taxes related thereto (i.e., the applicable FICA taxes), to be remitted by the Buyer on a timely basis to the appropriate taxing authorities.

              (b) The Deferred Purchase Price Payments to be made by the Buyer to the Seller pursuant to SECTION 2.2 shall be reduced by the portions thereof payable to Slater by the Buyer as described in SECTION 2.5(A). The Seller and the Buyer acknowledge that EXHIBIT B correctly sets forth, after giving effect to such reductions, the portions of the Deferred Purchase Price Payments to be so made by the Buyer to the Seller.

         2.6 Acceleration Event. The term "Acceleration Event" shall mean any of the following: (i) a Change in Control (as defined in the Employment Agreements); (ii) an initial public offering of the Employer Stock (as defined in the Employment Agreements) and (iii) a termination without Cause, other than due to death, or a Constructive Termination Without Cause of the Seller's or Slater's employment pursuant to their respective Employment Agreements (such terms being defined in the Employment Agreements), provided, that the events described in this clause (iii) shall only be an "Acceleration Event" for the portions of the Deferred Purchase Price Payments payable to the individual so terminated.

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         2.7  Wire Instructions; Business Days. Payments to be made or caused to be made hereunder shall be made by wire transfer in immediately available funds to (i) the Seller to such account as the Seller shall direct and (ii) Slater to such account as Slater shall direct. The amounts to be transferred by wire at the Closing to the Seller and Slater and the appropriate wire instructions are set forth on Appendix I hereto. Any such payment to be made or caused to be made on a day that is not a business day shall be made on the first business day immediately following such day.

                                  ARTICLE 3
                                   CLOSING
                                   -------

         3.1 Closing. Except as otherwise mutually agreed upon by the Seller and the Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur on the later of (i) five (5) business days following the date of expiration or termination of all waiting periods, including any extensions thereof, which are applicable to the transactions contemplated by this Agreement pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder and (ii) January 2, 1997. The Closing shall be held at the Buyer's offices in New York, New York or such other location in New York, New York as the Seller shall request. The date of the Closing is referred to herein as the "Closing Date."

                                   ARTICLE 4
                             GOVERNMENTAL CONSENTS
                             ---------------------

         4.1 HSR Act. It is specifically understood and agreed by the Buyer and the Seller that the Closing and the purchase of the Shares is expressly conditioned on and is subject to the prior expiration or termination of all waiting periods, including any extensions thereof, which are applicable to the transactions contemplated by this Agreement pursuant to the HSR Act.

         4.2 Governmental Filings. The Companies, the Seller and the Buyer will, within five

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(5) business days following the date of this Agreement, file with the United
States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. The Seller and the Buyer will use their commercially reasonable efforts to make or cause to be made all such other filings and submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement. The Buyer and the Seller will coordinate with one another in exchanging such information and reasonable assistance as another may request in connection with all of the foregoing. The parties hereby acknowledge that in making such filings, the parties will be relying on information provided by the other party without independent investigation. The Buyer shall pay the filing fee payable in respect of the pre-notification filing pursuant to the HSR Act. The Seller and the Buyer agree to request early termination of the waiting periods under the HSR Act.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

         The Buyer hereby makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Seller and shall survive the Closing.

         5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will at Closing be duly qualified as a foreign corporation to do business in the State of New York and have the corporate power and authority to own the Shares and to carry on the business of the Companies as they are now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date.

         5.2 Authorization and Binding Obligation. The Buyer has all necessary power and

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authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Shares and to carry on the business of the Companies as they are now being conducted, and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and the other agreements to be executed by the Buyer in connection herewith will constitute, the valid and binding obligation of the Buyer, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights.

         5.3 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or, to the best of the Buyer's knowledge, investigation pending, or to the best of Buyer's knowledge, threatened before any court or governmental body, against the Buyer or any of its affiliates that would adversely affect the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of the Buyer's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

         5.4 Investment Intent. The Buyer is acquiring the Shares solely for its own account and not with a view to sale or distribution thereof in violation of any securities laws. The Buyer acknowledges that the Shares are restricted securities under the Securities Act of 1933, as amended, and cannot be sold, transferred or conveyed without proper registration or an exemption from registration under the Securities Act of 1933, as amended.

         5.5 Accuracy of Information. To the best of Buyer's knowledge, no written statement made by the Buyer herein and no information provided by the Buyer herein or in the documents, instruments or other written communications made or delivered directly by the Buyer to the Seller in connection with the negotiations covering the purchase and sale of the Shares contains any

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material untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not materially misleading.
To the extent that a representation or other information is made to the Buyer's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

         5.6 Stock Ownership. Buyer's Sub is a wholly-owned subsidiary of the Buyer, and the Buyer owns one hundred percent (100%) of the authorized and issued capital stock of Buyer's Sub.

         5.7 Absence of Conflicting Agreements or Required Consents. Except as set forth in ARTICLE 4 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the Buyer: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Buyer is a party; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Buyer is now subject.

         5.8 Audit. SCHEDULE 5.8 of the Disclosure Schedules sets forth the results of the audit (the "Audit") of the Companies' financial statements performed by Ernst & Young from August 1996 through September 1996. The Audit is consistent in all respects with the Financial Statements.

                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                 --------------------------------------------

         The Seller hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule attached hereto and hereby made a part hereof and shall survive the Closing as provided in ARTICLE 16 hereof.

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         6.1  No Other Interests. Other than through the Companies, the Seller, directly or indirectly, individually or with others, does not own, manage, operate, control, participate in, perform consultation services for, and is not connected in any manner with the ownership, management, operation or control of any business similar to, or competitive with, the business of the Companies or any of their affiliates or subsidiaries. All activities of the Seller in the Business are conducted by the Companies. All income of the Seller generated from the conduct of the Business is generated by the Companies.

         6.2 Ownership of Shares; Title. The Seller is the owner of record and beneficially of all of the Shares. The Seller has not received any notice of any adverse claim to the ownership of the Shares, does not have any reason to know of any such adverse claim and is not aware of existing facts that would give rise to any adverse claim to the ownership of the Shares. The sale and delivery of the Shares to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances"), other than Encumbrances created by the Buyer and restrictions on resales of the Shares under applicable securities laws.

         6.3 Authorization and Binding Obligation. The Seller has all power and authority to enter into and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and the other agreements to be executed by the Seller in connection herewith will constitute, the valid and binding obligation of the Seller, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights.

         6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in ARTICLE 4 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the Seller: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Seller is a party or by which he or the Shares are bound; (c) will

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         not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Seller or the Shares are now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

         6.5  Continuation of Companies' Business. Except as set forth on
SCHEDULE 6.5 to the Disclosure Schedule, the Seller does not know of any reason whatsoever why the consummation of the transactions contemplated hereby would adversely affect the Companies' enjoyment of all their material benefits, rights, title and interest under all of the Contracts (as defined below).

                                   ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES
                        OF THE SELLER AND THE COMPANIES
                        -------------------------------

         The Seller and the Companies, jointly and severally, hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule and shall survive the Closing as provided in ARTICLE 16 hereof.

         7.1 Organization and Standing. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date. Each of the Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary. SCHEDULE 7.1 of the Disclosure Schedule sets forth a complete and correct list of all jurisdictions in which each of the

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Companies is incorporated and qualified or licensed to do business. The Seller has heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter documents) of each of the Companies.

         7.2 Authorization and Binding Obligation. Each of the Companies has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the Companies' execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by the Companies, and this Agreement constitutes, and the other agreements to be executed by the Companies in connection herewith will constitute, the valid and binding obligation of the Companies, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights.

         7.3 Capitalization. SCHEDULE 7.3 of the Disclosure Schedule sets forth a complete and correct list of the authorized and issued capital stock of each of the Companies including the registered holder of each of the Shares. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any pre-emptive rights. Other than Slater's employment agreement dated as of January 1, 1993 with the Companies (which shall be terminated on or prior to the Closing), there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any capital stock of the Companies or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of the Companies; or (ii) obligates the Companies or the Seller to grant, offer or enter into any of the foregoing; or
(iii) relates to the voting or control of such Shares, capital stock, securities or rights. No person has any right to require the Companies to register any of its securities under the Securities Act of 1933, as amended.

         7.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in ARTICLE 4 or SCHEDULE 7.10 of the Disclosure Schedules hereof with respect to governmental

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consents, the execution, delivery and performance of this Agreement by the
Companies: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which any of the Companies is a party; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which any of the Companies is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

         7.5 Government Authorizations. SCHEDULE 7.5 of the Disclosure Schedule contains a true and complete list of all material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Companies in the manner and to the full extent they are presently conducted. The Companies are the authorized legal holders of the licenses, permits and authorizations listed in SCHEDULE 7.5 of the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any material respect the full operation of the Companies as now operated.

         7.6 Subsidiaries. Except as set forth in SCHEDULE 7.6 of the Disclosure Schedule, the Companies do not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

         7.7 Taxes. The Companies have filed all material federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and have paid all material taxes, estimated taxes, interest, assessments, and penalties due and payable. All material returns and forms which have been filed have been true and correct in all material respects, and no material tax or other payment in a material amount other than as shown on such returns and forms is required to be paid and has been paid by the Companies. Except as set forth in SCHEDULE 7.7 of the Disclosure Schedule, there are no present disputes as to taxes of any nature payable by the Companies.

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         7.8  Personal Property. SCHEDULE 7.8 of the Disclosure Schedule
contains a list of all material tangible personal property and assets owned or held by the Companies (the "Personal Property"). Except as disclosed in
SCHEDULE 7.8 the Disclosure Schedule, and except as may be subject to lease agreements of the Companies specifically identified in SCHEDULE 7.10 of the Disclosure Schedule, the Companies own and have, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be transferred to the Buyer hereunder), and none of such property is, or at the Closing will be, subject to any Encumbrance other than (i) as set forth in the Disclosure Schedule or the Financial Statements or (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business. All of the items of the tangible personal property and assets included in the Disclosure Schedule are generally in good operating condition (ordinary wear and tear excepted) and are available for immediate use. The properties listed in the Disclosure Schedule include all such properties used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

         7.9 Real Property. SCHEDULE 7.9 of the Disclosure Schedule contains a complete and accurate list of all real property owned and leased by the Companies (collectively the "Real Estate Contracts") and a list of the applicable leases. The Real Estate Contracts listed in the Disclosure Schedule constitute valid and binding obligations of the Companies and, to the best of the Seller's knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of the Companies and, to the best of the Seller's knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Except as set forth in the Disclosure Schedule, none of the Companies is in default under any of such Real Estate Contracts and none has received or given written notice of any default thereunder from or to any of the other parties thereto and will not be in default thereunder at or prior to the Closing.

         7.10 Contracts. SCHEDULE 7.10 of the Disclosure Schedule lists all written and oral contracts having a remaining aggregate value in excess of $25,000 as of the date of this Agreement

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for which the Companies shall continue to be liable as of the Closing Date
(the "Contracts").

         7.11 Status of Contracts. Except as noted in SCHEDULE 7.10 of the Disclosure Schedule, the Seller has delivered to the Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications to such Contracts. All Contracts are valid, binding and enforceable by the Companies in accordance with their respective terms, except as limited by laws affecting creditors' rights. The Companies have all complied in all material respects with all Contracts and are not in material default beyond any applicable grace periods under any of the Contracts, and, to the Seller's knowledge, no other contracting party is, as of the date hereof, in default under any of the Contracts.

         7.12 Environmental Matters. To the best of the Seller's and the Companies' knowledge, the Companies have not unlawfully disposed of any hazardous waste or hazardous substance in a manner which has caused, or is reasonably likely to cause, the Buyer to incur a material liability under applicable law in connection therewith. To the best of the Seller's knowledge, the Companies have complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to their operations. To the best of the Seller's knowledge, no hazardous waste has been disposed of by any other person on the real estate owned or leased by the Companies. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under applicable law.

         7.13 Copyrights, Trademarks and Similar Rights. SCHEDULE 7.13 of the Disclosure Schedule lists, in all material respects, all copyrights, trademarks, trade names, licenses, patents, permits and other similar intangible property rights and interests applied for, issued to or owned by the Companies or under which any of the Companies is a licensee or franchisee and used exclusively or primarily in the conduct of the Business. Except as set forth in the Disclosure Schedule, all of such rights and interests are issued to or owned by the Companies, or if licensed or franchised to the Companies, to the best of the Seller's knowledge, are valid and in good standing and uncontested. The Seller has delivered or made available to the Buyer copies of all material documents, if any,

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establishing such rights, licenses or other authority. The Companies have received no written notice and have no knowledge of any material infringements or materially unlawful use of such property. The properties listed in SCHEDULE
7.13 of the Disclosure Schedule include all such properties necessary to conduct in all material respects the Business.

         7.14 Personnel Information. SCHEDULE 7.14 of the Disclosure Schedule contains a true and complete list of all persons currently employed by the Companies, including a list of material compensation arrangements and employee benefit plans and a list of other terms of any and all material agreements affecting the employment of such persons. Except as set forth in the Disclosure Schedule, as of the date hereof, the Companies have not received notification that any of the employees of the Companies who are listed in the Disclosure Schedule presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

              7.14.1 SCHEDULE 7.14 of the Disclosure Schedule contains a true and complete list of all contracts with any labor organization. None of the Companies has agreed to recognize any union or other collective bargaining unit other than as listed on SCHEDULE 7.14, nor has any union or other collective bargaining unit been certified as representing any of the Companies' employees other than as listed on SCHEDULE 7.14. The Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the employees of the Companies other than as listed on SCHEDULE 7.14. During the past five (5) years, none of the Companies has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

              7.14.2 The Companies have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Companies have substantially complied with and are not knowingly in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable (other than for the current payroll period) for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Seller, threatened against the Companies before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. The Companies have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Companies and any of its employees.

         7.15 Financial Statements. A copy of the unaudited consolidated and consolidating balance sheet of the Companies as of the fiscal years ended 1993, 1994 and 1995 (and, in the case of Ardee Festivals NJ, Inc. and In-House Tickets, Inc., the fiscal year ended 1996) and the unaudited consolidated and consolidating statements of income and retained earnings and changes in financial position of the Companies for the fiscal years ended 1993, 1994 and 1995 (and, in the case of Ardee Festivals NJ, Inc. and In-House Tickets, Inc., the fiscal year ended 1996), including the notes thereto (collectively the "Financial Statements") are attached hereto as SCHEDULE 7.15. Except as noted therein, and except as set forth on SCHEDULE 5.8 of the Disclosure Schedules, the Financial Statements fairly present the consolidated financial position of the Companies and their results of operations as of those dates in conformity with generally accepted accounting principles consistently applied for such period.

         7.16 Liabilities. Except (i) as set forth in the Disclosure Schedules or the Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, including, without limitation, for income, franchise, sales, use, property, excise, payroll and other taxes, the Companies have, as of the date hereof and to the Seller's knowledge, no material debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured.

         7.17 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or except as otherwise contemplated by this Agreement, from the period from December 31, 1995, through the date hereof, there has not been (a) any material damage, destruction or casualty loss to the physical properties of the Companies (whether covered by insurance or not); (b) any material change in the business, operations or financial condition of the Companies; (c) any entry by the Companies into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to any of the Companies' course of business other than in the ordinary course of business; (d) any redemption or other acquisition by the Companies of the Companies' capital stock or any declaration, setting aside or payment of any dividend or other distribution in stock or property (other than cash) with respect to the Companies' capital stock; (e) other than in accordance with pre-existing plans, agreements and arrangements listed in the Disclosure Schedule, any increase in the rate or terms of compensation payable or to become payable by the Companies to its directors, officers or key employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; (f) any acceleration of sales or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any material asset of the Companies to any party, including the Seller, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Companies' regular payment practices; (h) any termination or waiver of any rights of value to the business of the Companies; or (i) any failure by the Companies to pay their accounts payable or other obligations in the ordinary course of business consistent with past practices.

         7.20 Title to Properties. Except as set forth on the Disclosure Schedule, the Companies have good and marketable title to all of the assets and properties which they purport to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except (a) for liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, (b) for Encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of the Companies, (c) as otherwise set forth in the Financial Statements and (d) for lease agreements specifically identified in SCHEDULE 7.10 to the Disclosure Schedule.

         7.21 Litigation. Except as set forth in SCHEDULE 7.21 of the Disclosure Schedule, as of the date hereof, none of the Companies is subject to any judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of any of their businesses, and, as of the date hereof, there is no litigation, arbitration, administration or other proceeding or, to the best of the Seller' s knowledge, investigation pending or, to the best of the Seller's knowledge, threatened against the Companies or the Seller in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have a material adverse effect upon the business, property, assets or condition (financial or otherwise) of any of the Companies or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

         7.22 Compliance With Laws. The Companies have not received any notice prior to the date hereof asserting any material non-compliance by them in connection with their business or operation with any applicable statute, rule or regulation, whether federal, state or local. The Companies are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. The Companies are in compliance with all material laws, regulations and governmental orders applicable to the conduct of their business and operations and the present use of the assets does not violate any of such laws, regulations or orders.

         7.23 Insurance. All insurance policies with respect to the properties, assets, operations and business of the Companies (the "Insurance Policies") are in full force and effect. Except as set forth on SCHEDULE 7.23 of the Disclosure Schedule, as of the date hereof there are no pending claims against the Insurance Policies by the Companies as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Companies. To the best of the Companies' and the Seller's knowledge, the operations of each of the Companies have been conducted in a manner so as to conform in all material respects to all applicable Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in SCHEDULE 7.23 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Companies; (ii) no insurance company has refused to renew any material insurance policy of the Companies during the past eighteen (18) months; and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. The Disclosure Schedule contains a list that includes all Insurance Policies.

         7.24 Payola/Plugola. Neither the Seller nor any of the Companies has paid or agreed to pay any money, service or any valuable consideration, as defined in, and other than any such payments or agreements to pay made in accordance with, Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

         7.25 Accuracy of Information. To the best of the Seller's and the Companies' knowledge, no written statement made by the Seller or the Companies herein and no information provided by the Seller or the Companies herein or in the documents, instruments or other written communications made or delivered directly by the Seller or the Companies to the Buyer in connection with the negotiations covering the purchase and sale of the Shares contains any material untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not materially misleading. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

                                   ARTICLE 8
                            COVENANTS OF THE BUYER
                            ----------------------

         8.1 Closing. On the Closing Date, the Buyer shall purchase the Shares from the Seller as provided in ARTICLES 1 and 2 hereof and shall deliver or cause to be delivered the Purchase Price as provided in ARTICLE 2 hereof. The Buyer shall not permit the Companies to take any action between the Closing and the beginning of the day after the day on which the Closing occurs other than in the ordinary course of business.

         8.2 Notification. The Buyer shall notify the Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer or its affiliates which challenges the transactions contemplated hereby.

         8.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         8.4 Audit Costs. The Buyer agrees to pay the full cost of the audit of the Companies' financial statements performed by Ernst & Young between August, 1996 and September, 1996.

         8.5 Current Assets. The Buyer agrees that all cash and other current assets as of December 31, 1996 and all prepaid taxes (that are not current assets) in excess of the corresponding tax liabilities as of December 31, 1996 (collectively the "Current Assets"), other than cash in respect of advance ticket sales for events that are scheduled to occur after December 31, 1996 ("Advance Cash"), shall be solely for the account of the Seller, and Seller shall be entitled to retain such Current Assets. The parties shall, not later than January 31, 1997, take such steps as are necessary for Buyer to receive the Advance Cash and Seller to receive the Current Assets.

         8.6 Advances, Security Deposits, Etc. The Buyer shall reimburse the Seller for all security deposits, advances to venues or to performers to the extent made in the ordinary course of business relating to events that will generate any portion of their revenues after December 31, 1996, as well as all capital investments in venues (including professional fees) that have been or are to be made in or after 1996. All such deposits, advances and the like made prior to the date hereof are listed on SCHEDULE 8.6 attached hereto. The Buyer shall make the reimbursement described above (a) on January 2, 1997 with respect to deposits, advances and the like for which the Seller has provided to the Buyer receipts, invoices or other evidence reasonably satisfactory to the Buyer no later than December 20, 1996 and (b) from time to time after January 2, 1997 within five business days after the Seller has provided to the Buyer receipts, invoices or other evidence reasonably satisfactory to the Buyer. Notwithstanding the foregoing, the Seller shall remain responsible for the funding of all such items, whether or not listed on SCHEDULE 8.6, through and including the Closing Date.

                                   ARTICLE 9
                   COVENANTS OF THE SELLER AND THE COMPANIES
                   -----------------------------------------

         9.1 Pre-Closing Covenants. The Seller and the Companies covenant and agree with respect to the Companies that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, they shall act in accordance with the following:

              9.1.1 The Companies shall conduct their business and operations in the ordinary and prudent course of business consistent with past practices and with the intent of preserving the ongoing operations and assets of the Companies.

              9.1.2 The Companies shall use reasonable efforts to preserve their customers, suppliers and others having business relations with the Companies and continue to conduct the financial operations of the Companies, including their credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Companies.

              9.1.3 The Companies shall not, other than in the ordinary course of business or in accordance with a pre-existing plan, agreement or arrangement listed on SCHEDULE 9.1 of the Disclosure Schedule, (i) sell or dispose of or commit to sell or dispose of any of the Companies' assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Companies; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of any of the Companies; (iv) provide for any new pension, retirement or other employment benefits for employees of the Companies or any increases in any existing benefits, other than as required by law; or (v) voluntarily incur any liability not currently reflected on the Financial Statements.

              9.1.4 The Seller and the Companies shall provide the Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in ARTICLE 6 and ARTICLE 7 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

              9.1.5 Between the date of this Agreement and the Closing Date, the Companies will and the Seller will cause the Companies to (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Companies; (ii) permit the Buyer to make such inspections thereof, during regular business hours, as the Buyer may reasonably request, and (iii) cause their officers to furnish the Buyer with such financial and operating data, including tax returns and supporting schedules, and other information with respect to the business and properties of the Companies as the Buyer may from time to time reasonably request. The Seller shall cause the Companies' officers and managerial employees, counsel and auditors to be available upon reasonable notice and during normal business hours for such questions of the Buyer and its authorized representatives concerning the business and affairs of the Companies as the Buyer shall reasonably request.

              9.1.6 Upon the Buyers request, the Companies shall, at the sole cost of the Buyer, provide the Buyer with monthly unaudited consolidated and consolidating statements of revenue and expenses, such monthly statements to be provided within forty-five (45) days of the end of each month.

              9.1.7 Without the prior written consent of the Buyer, the Companies shall not enter into or renew or modify in any material respect any agreements, commitments or contracts, including the Contracts listed on
SCHEDULE 7.10 of the Disclosure Schedules, except in the ordinary course of business consistent with the past practices of the Companies.

              9.1.8 The Companies shall not permit any of their insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect.

              9.1.9 The Companies shall not and the Seller shall not permit the Companies to amend any of their certificates of incorporation or by-laws.

         9.2 Notification. The Seller and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Seller or the Companies which challenges the transactions contemplated hereby.

         9.4 No Inconsistent Action. The Seller and the Companies shall take no action which is materially inconsistent with their obligations under this Agreement.

         9.5 Closing Covenant. On the Closing Date, the Seller shall sell and deliver the Shares to the Buyer as provided in ARTICLES 1 and 2 of this Agreement.

         9.6 No Shopping. From and after the date hereof until the termination of the Agreement in accordance with its terms, neither the Seller or any representative or agent of the Seller, nor the Companies, any officer, director, employee agent, or representative of the Companies, shall directly or indirectly solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in any discussions or enter into any agreements regarding any merger, sale of shares of capital stock, sale of all or substantially all of the assets or similar business combination or transaction involving the Companies.

         9.7 Escrow. In the event the Buyer, in good faith, asserts a bona fide claim for indemnification under ARTICLE 16 against the Seller and Slater after the Closing and prior to the last day of the eighteenth month following the Closing, the Seller and Slater shall promptly place funds into an escrow account in an amount equal to the lesser of (a) $2,000,000 (less any amounts already put in escrow) and (b) the amount of such claim (each of the Seller and Slater being severally responsible for his respective Applicable Percentage (as defined in the Letter Agreement) of the amount in (a) or (b)). Such amount (or an appropriate portion thereof) shall be released from escrow
(x) to the Buyer upon resolution of the claim in the Buyer's favor, or (y) to the Seller and Slater upon resolution of the claim in the favor of the Seller or Slater. Any claim made shall be accompanied by a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Parent to the effect that they believe that the claim and the amount thereof to be in good faith and bona fide.

                                  ARTICLE 10
                                JOINT COVENANTS
                                ---------------

         The Buyer, the Seller and the Companies covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Conditions; Closing. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions set forth in Articles 11 and 12 hereof upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

         10.2 Confidentiality. The Buyer, the Seller and the Companies shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return promptly to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents,
(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Commission (the "SEC") (provided the other parties are given reasonable prior notice and a reasonable opportunity to object or seek exemption from such order, request or regulations), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The Companies and the Seller hereby acknowledge that the Buyer is a reporting person under the rules and regulations of the SEC and will be required, upon the execution of this Agreement, to disclose and file this Agreement (not including the Disclosure Schedules and the Exhibits hereto) with its regularly required SEC reports, provided, that the Buyer shall afford the Seller reasonable time to comment on the text accompanying any such disclosure prior to such filing.

         10.3 Cooperation. The Buyer, the Seller and the Companies shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party, necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

         10.4 Publicity. The Seller, the Companies and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by such party without the prior consent of the other parties (which consent shall not be unreasonably withheld), (i) except that a public announcement substantially in the form of EXHIBIT C hereto may be released prior to the Closing Date and (ii) except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Seller may make internal announcements to the employees of the Companies regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the Buyer.

                                  ARTICLE 11
                      CONDITIONS OF CLOSING BY THE BUYER
                      ----------------------------------

         The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Governmental Consents. Each of the Seller, the Buyer and the Companies, as required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act, shall have made such filing and all applicable waiting periods with respect to each such filing (including extensions thereof) shall have expired or been terminated.

         11.2 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.3 No Further Conditions. Other than as explicitly set forth above, there shall be no conditions whatsoever to the obligations of the Buyer under this Agreement.

                                  ARTICLE 12
                      CONDITIONS OF CLOSING BY THE SELLER
                      -----------------------------------

         The obligations of the Seller hereunder are, at his option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1 Governmental Consents. Each of the Seller, the Buyer and the Companies, as required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act, shall have made such filing and all applicable waiting periods with respect to each such filing (including extensions thereof) shall have expired or been terminated.

         12.2 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.3 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered the Purchase Price in accordance with the terms of
ARTICLE 2 hereof.

         12.4 No Further Conditions. Other than as explicitily set forth above, there shall be no conditions whatsoever to the obligations of the Seller under this Agreement.

                                  ARTICLE 13
                               FEES AND EXPENSES
                               -----------------

         13.1 Expenses. Each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                  ARTICLE 14
                          COMMISSIONS OR FINDER'S FEE
                          ---------------------------

         14.1 The Buyer's Representation and Agreement to Indemnify. The Buyer represents and warrants to the Seller and the Companies that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than to Sillerman Communications Management Corporation. The Buyer further agrees to indemnify, defend and hold the Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity (including Sillerman Communications Management Corporation) based on any such arrangement or agreement made or alleged to have been made by the Buyer.

         14.2 The Seller's and Companies' Representation and Agreement to Indemnify. The Seller and the Companies, jointly and severally, represent and warrant to the Buyer that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Seller and the Companies further agree to jointly and severally indemnify, defend and hold the Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Seller or the Companies.

                                  ARTICLE 15
                DOCUMENTS TO BE RELEASED FROM ESCROW AT CLOSING
                -----------------------------------------------

         15.1 The Seller's Documents. At the Closing, immediately after the wire transfers to be made at the closing have cleared, the Buyer's counsel shall release the following documents from escrow to the Buyer:

              15.1.1 Certified resolutions of the Boards of Directors of the Companies approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

              15.1.2 Articles of Incorporation of the Companies certified by the Secretary of State of the states of incorporation of the Companies;

              15.1.3 Written opinion letters, dated the date hereof, a copies of which are attached hereto as EXHIBIT D;

              15.1.4 Certificates evidencing the Shares;

              15.1.5 Governmental certificates showing that the Companies are duly incorporated and in good standing under the laws of their states of incorporation and that they are qualified as foreign corporations in the State of New York and all other states in which they conduct business, dated not more than ten (10) calendar days before the date hereof;

              15.1.6 All stock books and records, minute books and all files and records pertaining to the business and operations of the Companies.

              15.1.17 The letter agreement dated the date hereof among the Companies, the Seller and Slater (the "Letter Agreement"), a copy of which is attached hereto as EXHIBIT E.

         15.2 The Buyer's Documents. At the Closing, the Buyer's counsel shall release from escrow the following, or otherwise cause to be delivered, to the
Seller:

              15.2.1 The Purchase Price in accordance with SECTION 2.2 hereof.

              15.2.2 The written opinion of the Buyer's corporate counsel, dated the date hereof, a copy of which is attached hereto as EXHIBIT F;

              15.2.3 Governmental certificates showing that the Buyer and the Buyer's Sub are duly incorporated and in good standing in the State of Delaware and that the Buyer is qualified as a foreign corporation in the State of New York, dated not more than ten (10) calendar days before the date hereof;

              15.2.4 Certified resolutions of the Board of Directors of the Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby; and

              15.2.5 The Employment Agreements.

                                  ARTICLE 16
                                INDEMNIFICATION
                                ---------------

         16.1 The Seller's Indemnities. 16.1.1. Subject to the limitations set forth in this Article 16, each of the Seller and Slater hereby indemnifies, defends and holds the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), other than with respect to Taxes (as defined below) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

              16.1.2 The Seller hereby indemnifies, defends and holds the Buyer harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of Taxes payable by the Companies with respect to any Pre-Closing Tax Period ("Pre-Closing Taxes"). The term "Tax" or "Taxes" shall mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind (including, without limitation, all interest, penalties and additions imposed with respect to such amounts), including, without limitation, all sales, payroll, employment and other withholding taxes, and including, without limitation, all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice and any liability for taxes imposed by reason of transferee liability or status as the successor to another entity or member of a consolidated, combined or unitary group including other entities. The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

         16.2 The Buyer's Indemnities. 16.2.1. The Buyer hereby indemnifies, defends and holds the Seller harmless with respect to any and all Losses, other than with respect to Taxes asserted against, resulting from, imposed upon or incurred by the Seller directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

              16.2.2 The Buyer hereby indemnifies, defends and holds the Seller harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by the Seller directly or indirectly relating to or arising out of Taxes payable by the Companies with respect to any Post-Closing Tax Period ("Post-Closing Taxes") except to the extent that such Losses or Taxes relate to the activities of the Companies prior to the Closing. The term "Post- Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.

         16.3 Rights. After the Closing Date, the indemnification provided in Sections 16.1 and 16.2 and any other indemnification expressly provided in this Agreement and in the terms of any other agreements or documents delivered pursuant to this Agreement will be the sole and exclusive

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


remedy of the parties hereto with respect to any and all Losses incurred directly or indirectly because of or resulting from or arising out of or relating to this Agreement, the transactions contemplated hereby, the Companies or their respective assets, liabilities and businesses (other than claims of, or causes of action arising from, fraud).

         16.4 Survival of Representations and Warranties. The representations and warranties contained herein, other than those contained in SECTIONS 6.2 and 7.3, shall survive the Closing for a period of eighteen (18) months (the "Claims Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect. The representations and warranties contained in SECTIONS 6.2 and 7.3 shall survive the Closing.

         16.5 Limitations on Indemnity. 16.5.1 Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer on the one hand nor the Seller or Slater on the other shall have any liability or obligation to the other for the inaccuracy or breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of such other party's Losses from such inaccuracies or breaches exceed One Hundred Thousand Dollars ($100,000) (the "Threshold Amount") in the aggregate, in which event the party so liable shall then be liable only for all such Losses, including the sums constituting the Threshold Amount. Any claim for indemnification must be made within eighteen (18) months of the Closing.

              16.5.2 Notwithstanding anything to the contrary contained in this Agreement, (i) the liability of each of the Seller and Slater under
Section 16.1.1 with respect to any Loss shall be limited to an amount of such Loss equal to his respective Applicable Percentage (as defined in the Letter Agreement) of such Loss and (ii) the aggregate liability of each of the Seller and Slater under this Article 16 shall not exceed the product of his respective Applicable Percentage and the Fixed Payment.

              16.5.3 The amount of any Loss for which indemnification is provided under this Article 16 shall be net of any amounts recovered or recoverable by the Indemnified Party (as

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


defined below) under insurance policies with respect to such Loss and shall be
(i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

         16.6 Procedures.

              16.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such claim or Litigation and shall permit the Indemnifying Party to assume the defense of any such Litigation. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

              16.6.2 If the Indemnifying Party assumes the defense of any such claim or Litigation with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation.

The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

              16.6.3 If the Indemnifying Party shall not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

              16.6.4 Regardless of whether the Indemnifying Party shall have assumed the defense of any such claim or Litigation, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such claim or Litigation without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

                                  ARTICLE 17
                              TERMINATION RIGHTS
                              ------------------

         17.1 Termination. This Agreement may be terminated by either the Buyer or the Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

              (a) by mutual written consent of the Buyer and the Seller;

              (b) by the Buyer if any of the conditions set forth in Article 11 shall have become incapable of fulfillment, and shall not have been waived by the Buyer;

              (c) by the Seller if any of the conditions set forth in Article 12 shall have become incapable of fulfillment, and shall not have been waived by the Seller; or

              (d) by either the Buyer or the Seller, if the Closing does not occur on or prior to March 1, 1997.

         17.2 Liability. The termination of this Agreement under SECTION 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         17.3 Effect of Termination. If this Agreement is terminated as described in SECTION 17.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 10.2, 10.4, 13.1, 14.1, 14.2, this Section 17.3 and Section 18.1.

                                  ARTICLE 18
                               OTHER PROVISIONS
                               ----------------

         18.1 Certain Remedies of Seller and Slater. If this Agreement is terminated pursuant to Section 17.1 (C), the Seller shall have no liability to the Buyer. If on the Closing Date, (i) all applicable waiting periods under the HSR Act have expired or been terminated, (ii) no order, decree or judgment of any governmental authority has been rendered against any party hereto which would render it unlawful to effect the transactions contemplated by this Agreement and (iii) the Buyer has failed to comply with Section 12.3 of this Agreement, the Seller and Slater shall have the right to immediately draw on the full amount of the letter of credit deposited in the Escrow Account. The foregoing right of the Seller and Slater is in addition to any and all other rights and remedies of the

Seller and Slater hereunder, under applicable law, including in a court of equity, or otherwise.

         18.2 Risk of Loss. The risk of loss or damage to the Companies or their business or any of their assets prior to December 31, 1996 shall be upon the Seller. The Companies shall repair, replace and restore any such damaged or lost asset to their prior condition, as soon as possible and in no event later than the Closing Date. If the Companies fail to restore or replace any such asset having a value exceeding Fifty Thousand Dollars ($50,000) , the Companies shall assign or cause to be assigned to the Buyer at Closing his rights under any insurance policy or pay over to the Buyer all proceeds of insurance covering such asset's damage, destruction or loss.

         18.3 Specific Performance. In the event of a material breach by one of the parties hereto of their respective representations and obligations hereunder, not cured within ten (10) calendar days after written notice to that effect from another party, such other party shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance without being required to prove actual damages, post bond or furnish other security, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and each party hereto further agrees to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         18.4 Further Assurances. After the Closing, the Seller shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the Shares being transferred hereunder, and the Buyer shall from time to time, at the request of and without further cost or expense to the Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Seller of the obligations being assumed by the Buyer in connection herewith.

         18.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the

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


benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party; provided, that, prior to the Closing Date, the Buyer shall assign its rights and benefits (but not its obligations) hereunder to the Buyer's Sub and, effective upon such assignment, all references herein to the "Buyer" shall be deemed to be to each of SFX Broadcasting, Inc. and Delsener/Slater Enterprises, Inc.

         18.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         18.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         18.9 Payments. Neither Buyer on the one hand nor the Seller, Slater or the Companies on the other has made any representation or warranty with respect to the tax treatment of either the Fixed Payment or the Deferred Purchase Price Payments.

         18.10 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

         18.11 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered

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


and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or facsimile transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Seller, by notifying the Buyer, and in the case of the Buyer, by notifying the Seller:

                  To the Companies:
                           Delsener/Slater Enterprises, Ltd.
                           27 East 67th Street
                           New York, New York  10021
                           Attn:    Mr. Ron Delsener
                           Attn:    Mr. Mitch Slater
                           Facsimile #: (212) 249-7662.

                  With copies to:
                           Robert A. Kindler, Esq.
                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019-7475
                           Facsimile #: (212) 474-3700

                           Bettina B. Plevan, Esq.
                           Proskauer, Rose Goetz & Mendelsohn LLP
                           1585 Broadway
                           New York, New York  10036
                           Facsimile #: (212) 969-2900

                  To the Seller:
                           Mr. Ron Delsener
                           1 Gracie Square
                           Penthouse
                           New York, New York  10028
                           Facsimile #: (212)249-7662



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


                  With a Copy to:
                           Bettina B. Plevan, Esq.
                           Proskauer, Rose Goetz & Mendelsohn LLP
                           1585 Broadway
                           New York, New York  10036
                           Facsimile #: (212) 969-2900

                  To Slater:
                           Mr. Mitch Slater
                           18 Circle Road
                           Scarsdale, New York  10583
                           Facsimile#: (212)249-7662

                  With a Copy to:
                           Robert A. Kindler, Esq.
                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019-7475
                           Facsimile #: (212) 474-3700

                  To Buyer:
                           SFX Broadcasting, Inc.
                           150 East 58th Street, 19th Floor
                           New York, New York  10155
                           Attention:  Kraig G. Fox
                           Facsimile#: (212) 753-3188

                  With a Copy to:
                           Howard J. Tytel, Esq.
                           Executive Vice President
                             and General Counsel
                           SFX Broadcasting, Inc.
                           150 East 58th Street, 19th Floor
                           New York, New York  10155
                           Facsimile #: (212) 753-3188

         18.12 Arbitration. Any dispute between the Buyer and the Seller over any of the terms or conditions of this Agreement shall be submitted to the American Arbitration Association in the City of New York, State of New York for arbitration under its then prevailing rules, the arbitrator(s) to be selected as follows: Each of the parties hereto shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty
(30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of the costs, expenses and reasonable attorney's fees of arbitration, which shall be borne by the unsuccessful party.

         18.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANIES
-------------

DELSENER/SLATER ENTERPRISES, LTD            CONNECTICUT CONCERTS,
                                            INCORPORATED

By: /s/ Ron Delsener                        By: /s/ Ron Delsener
   --------------------                        ---------------------
        Ron Delsener                                Ron Delsener
        President                                   President

BEACH CONCERTS, INC.                        BROADWAY CONCERTS, INC.


By: /s/ Ron Delsener                        By: /s/ Ron Delsener
   --------------------                        ---------------------
        Ron Delsener                                Ron Delsener
        President                                   President


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




ARDEE PRODUCTIONS, LTD.                     DUMB DEAL, INC.


By:/s/ Ron Delsener                         By: /s/ Ron Delsener
   --------------------                        --------------------
        Ron Delsener                                Ron Delsener
        President                                   President

ARDEE FESTIVALS NJ, INC.                    SELLER:


By: /s/ Ron Delsener                           /s/ Ron Delsener
   --------------------                        --------------------
        Ron Delsener                               Ron Delsener
        President
                                            SLATER:
IN-HOUSE TICKETS, INC.

                                            /s/ Mitch Slater
                                            -----------------------
By: /s/ Ron Delsener                            Mitch Slater
   --------------------
        Ron Delsener
        President                          SFX BROADCASTING, INC.

EXIT 116 REVISITED, INC.
                                            By: /s/ Robert F.X. Sillerman
                                               ----------------------------
                                                    Robert F.X. Sillerman
By: /s/ Ron Delsener                                Chief Executive Officer
   --------------------
        Ron Delsener
        President

                                      41